Exhibit (a)(1)(H)
FORM OF EMAIL TO ELIGIBLE HOLDERS
CONFIRMING ACCEPTANCE OF ELIGIBLE OPTIONS
From: GROVE COLLABORATIVE HOLDINGS, INC.

Re:	Confirmation of Acceptance of Eligible Options
Thank you for your submission of the Election Form pursuant to the Offer to Exchange Eligible Options for New Restricted Stock Units, dated September 26, 2022 (the “Offer Documents”). With this letter, we confirm that GROVE COLLABORATIVE HOLDINGS, INC. (“Grove”) has accepted the Eligible Options listed on your Election Form for exchange in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your Eligible Options will be cancelled and New RSUs will be granted to you. Your New RSUs will appear shortly in your Fidelity account, and your award agreement(s) will be available for electronic acceptance. If you have included in your Election Form an election to tender any options for exchange that do not qualify as Eligible Options, such options will not be accepted by Grove and will remain outstanding subject to their original terms following the expiration of the Exchange Offer. If you have any questions, please contact 2022-tender-offer@grove.co.
Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.